Exhibit 10.22

One Penn Plaza

19th Floor

New York, NY 10119

(212) 845-8200

September 29, 2014

Mr. Todd N. Smith

31445 Reigate Lane

Green Oaks, IL 60048

Dear Todd:

It is my pleasure to extend to you this offer of employment with Ophthotech Corporation (the “Company”). On behalf of the Company, I set forth below the terms of your employment:

1.                   Employment. You will be employed to serve on a full-time basis as the Company’s Senior Vice President & Chief Commercial Officer, effective Friday, October 3, 2014 (the “Start Date”). As the Company’s Senior Vice President & Chief Commercial Officer you will report to the Company’s Chief Executive Officer and have the duties and responsibilities that are consistent with your position and such other duties as may from time to time be assigned to you by the Company. The Company reserves the right to change your title and responsibilities at any time, with or without notice. You shall perform and discharge faithfully and diligently your duties and responsibilities hereunder. You agree to devote your full business time, efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Notwithstanding the foregoing, you may continue to serve as a member of the board of directors of the companies for which you currently serve or are engaged with that will be creating a board, may serve on civic, charitable, educational, religious, public interest or public service boards, and may manage your personal and family investments, in each case, to the extent such activities, whether individually or in the aggregate, do not materially interfere or conflict with the performance of your duties and responsibilities for the Company.

2.                   Base Salary. Your base salary will be at the rate of $16,667 per semi-monthly pay period (which if annualized equals $400,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

3.                   Discretionary Bonus. Following the end of each calendar year and subject to the approval of the Company’s Board of Directors (the “Board”), you will be eligible for a performance bonus of up to 45% of your annualized base salary (the “Target Bonus”), based on your personal performance and the Company’s performance during the applicable calendar year, as determined by the Company in its sole discretion. In any event, you must be an active employee of the Company on the date the bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company. You will not be eligible for a pro-rata discretionary bonus for 2014, but would be eligible for a discretionary bonus for 2015.

4.                   Equity. In connection with the commencement of your employment with the Company, you will be eligible to receive an option to purchase 150,000 shares of the Company’s common stock (the “Option”), subject to the approval by the Board (acting in its sole discretion) of such option grant. This option grant is also contingent upon your execution of the stock option agreement covering the Option. If the Board approves the grant, the Option would be issued on the Start Date with an exercise price equal to the fair market value of the Company’s common stock (as determined by the Board) as of the date of grant and would vest over a four-year period, with 25% of the shares vesting on the first anniversary of the Start Date and the remainder of the shares vesting in equal monthly amounts thereafter until the fourth anniversary of the Start Date, pursuant to the terms of the stock option agreement and subject to your continued employment with the Company. You would not be eligible for an annual performance-based option grant in January of 2015, but would be eligible in 2016. If your employment with the Company, or its successor, is terminated by the Company without Cause (as defined in Section 6 hereof) or by you for Good Reason (as defined in Section 6 hereof) within the one (1) year period following a Change in Control Event (as defined in your option agreement), then, 100% of the portion of the Option that is not then-vested, and which has not been exercised, cancelled or forfeited, shall become vested and exercisable in full as of the date of such termination.

5.                   Benefits. You may participate in any and all benefit programs that the Company establishes and makes generally available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion.

6.                   Severance. If your employment is terminated (a) at any time by the Company without Cause or by you for Good Reason or (b) within one year of a Change in Control Event, by the Company, or its successor, without Cause or by you for Good Reason, provided that such Change in Control Event also qualifies as a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), the Company will (i) pay you in a lump sum on the Payment Date (as herein defined) (a) an amount equal to twelve (12) months of your then-current base salary, less standard employment-related withholdings and deductions, in accordance with the Company’s usual payroll practices beginning on the first regular pay date following the Payment Date, (b) an amount equal to your Target Bonus, less standard employment-related withholdings and deductions, and (ii) provide for continued coverage, at the Company’s expense, under the Company’s medical and dental benefit plans to the extent permitted under such plans for a period of twelve (12) months immediately following the date of the termination of your employment.

Notwithstanding the foregoing, the Company shall not be obligated to pay you the severance payments provided for herein unless you have timely executed (and not revoked) a separation agreement in a form to be provided by the Company. Such separation agreement must be executed and become binding and enforceable within sixty (60) calendar days after the effective date of your termination of employment (such 60th day, the “Payment Date”); provided however, that if the 60th day following the date of termination occurs in the next calendar year following the date of termination, then the Payment Date shall be no earlier than January 1 of such following calendar year.

For purposes hereof, “Cause” shall mean that: (i) you failed to attempt in good faith, refused or willfully neglected to perform and discharge your material duties and responsibilities; (ii) you have been convicted of, or pled nolo contendere to, a felony or other crime involving fraud or moral turpitude; (iii) you breached your fiduciary duty or loyalty to the Company, or acted fraudulently or with material dishonesty in discharging your duties to the Company; (iv) you undertook an intentional act or omission of misconduct that materially harmed or was reasonably likely to materially harm the business, interests, or reputation of the Company; (v) you materially breached any material provision of this letter or any other agreement with the Company; or (vi) you materially breached any material provision of any Company code of conduct or ethics policy. Notwithstanding the foregoing, “Cause” shall not be deemed to have occurred unless: (A) the Company provides you with written notice that it intends to terminate your employment hereunder for one of the grounds set forth in subsections (i), (v) or (vi) within sixty (60) days of such reason(s) occurring, (B) if such ground is capable of being cured, you have failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) the Company terminates your employment within six (6) months from the date that Cause first occurs.

For purposes hereof, “Good Reason” shall mean, without your written consent: (i) any change in your position or reporting relationship with the Company that diminishes in any material respect your authority, duties or responsibilities;; (ii) any material reduction in your base compensation; (iii) a material change in the primary geographic location at which services are to be performed by you; or (iv) a material breach of any provision hereof by the Company or any successor or assign. Notwithstanding the foregoing, “Good Reason” shall not be deemed to have occurred unless: (A) you provide the Company with written notice that you intend to terminate your employment hereunder for one of the grounds set forth in subsections (i), (ii), (iii) or (iv) within sixty (60) days of such reason(s) occurring, (B) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) you terminate your employment within six (6) months from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify you from asserting Good Reason for any subsequent occurrence of Good Reason.

7.                   Vacation. You will be eligible for a maximum of four (4) weeks of paid vacation per calendar year to be taken at such times as may be approved in advance by the Company. Vacation days for which you are eligible shall accrue pro rata on a monthly basis during the period that you are employed during each calendar year.

8.                   Commuting Expenses. For up to 120 days following the Start Date, you will receive a semi-monthly payment of $6,250, less applicable taxes, by the Company to assist you in paying for reasonable commuting expenses associated with your business related visits to New York City. The amount for these commuting expenses will be reviewed from time to time to ensure reasonableness given the travel required for the role.

9.                   Sign-On Bonus. Ophthotech will pay you a sign-on bonus of $50,000, less applicable taxes and withholdings, payable after you officially relocate your home to the New York/New Jersey area. Ophthotech reserves the right to require repayment of this amount should you voluntarily leave employment during your first 12 months with the Company.

10.            Relocation. Ophthotech’s relocation company will assist you in your move and Ophthotech will pay for the following relocation expenses up to a cap of $150,000:

•                      Packing and movement of your household goods.

•                      Three (3) months of temporary housing and storage.

•                      Home sale closing costs will be covered through the Buyer Value Option (BVO) program. Details of this program will be explained to you by the relocation company.

•                      One way economy transportation for you and your family to relocate to the New York/New Jersey area. This includes airfare, car rental and reasonable meals for the trip.

•                      Home purchasing closing costs associated with you finding a home in the area.

•                      Two (5-day) house hunting trips for you and your family to help you locate a residence. The house hunting trips will include economy air fare, reasonable daily meals, a car rental and hotel accommodations.

11.            Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement. As a condition of employment, you will be required to execute the attached Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement.

12.            No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter.

13.            Proof of Legal Right to Work. You agree to provide to the Company, within three (3) days of your date of hire, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

14.            At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Company’s Chief Executive Officer that expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

15.            Successors and Assigns. The terms of this letter shall be binding upon and inure to the benefit of you and the Company and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business; provided, however, that your obligations are personal and may not be assigned by you. You expressly consent to be bound by the provisions hereof for the benefit of the Company or any subsidiary or affiliate thereof to whose employ you may be transferred without the necessity that this letter be re-signed at the time of such transfer.

16.            Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this letter shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within New York), and the Company and you each consents to the jurisdiction of such a court. The Company and you each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision hereof.

17.            Code Section 409A. The intent of the parties is that payments and benefits under this letter comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith. With regard to any provision herein, including, without limitation, Section 8 hereof, that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal

Revenue Code Section 105(a) solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred, provided that any tax gross-ups may be reimbursed by the end of the calendar year following the calendar year in which such taxes are remitted to the taxing authorities. For purposes of Code Section 409A, each payment hereunder shall be treated as a separate payment and your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this letter that is considered nonqualified deferred compensation. Termination of employment as used herein shall mean separation from service within the meaning of Code Section 409A. In the event at the time of any separation from service you are a “specified employee” within the meaning of Code Section 409A, any deferred compensation subject to Code Section 409A payable as a result of such termination shall not be paid prior to the earlier of six (6) months after such termination and your death and shall be paid immediately thereafter.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me, along with a signed copy of the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement. If you do not accept this offer by Friday, October 3, 2014 the offer will be deemed withdrawn.

Sincerely,

By:	/s/ Amy R. Sheehan
Amy R. Sheehan
Executive Director, Human Resources

The foregoing correctly sets forth the terms of my at-will employment with Ophthotech Corporation. I am not relying on any representations other than those set forth above.

/s/ Todd N. Smith	9/29/14
Todd N. Smith	Date